SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 27, 2010

BLUEGREEN CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of incorporation)

0-19292	03-0300793

(Commission File Number)	(IRS Employer Identification No,)

4960 Conference Way North, Suite 100, Boca Raton, Florida 33431

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (561) 912-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, we have an existing $75.0 million timeshare receivables hypothecation facility with a syndicate of lenders led by Liberty Bank (“Liberty”). The revolving advance period under this facility ended on August 27, 2010. On September 27, 2010, Liberty amended this facility to extend the revolving advance period of the facility to November 26, 2010. Additionally, through November 26, 2010, the interest rate on amounts outstanding under the facility will increase from one-month LIBOR plus 2.5%, subject to a floor of 5.75% to the Prime Rate (as published in the Wall Street Journal) plus 2.25%, subject to a floor of 6.5%.

We are currently in discussions with Liberty regarding the extension of the advance period under this facility for an additional two years but there is no assurance that such extension will be obtained on favorable terms, if at all. If the advance period is not further extended by November 26, 2010, the interest rate charged on outstanding amounts will revert back to one-month LIBOR plus 2.5%, subject to a floor of 5.75%.

No other significant changes were made to the terms of the facility in connection with this amendment. A copy of the amendment is attached as an exhibit and the foregoing is qualified in its entirety by reference to the exhibit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 30, 2010

By:	/S/ ANTHONY M. PULEO

Anthony M. Puleo
Senior Vice President, Chief Financial Officer & Treasurer

EXHIBIT INDEX

10.100	Second Amendment to Receivables Loan Agreement dated September 27, 2010, by and among Bluegreen Corporation and Liberty Bank.